EXHIBIT 4.1.2

     LIMITED BRANDS, INC.
(formerly known as THE LIMITED, INC.)

THE BANK OF NEW YORK

as Resigning Trustee

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Successor Trustee

_______________________

FIRST SUPPLEMENTAL INDENTURE

     Dated as of May 31, 2005

to

Indenture

Dated as of March 15, 1988

________________________

     FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 31, 2005, among LIMITED BRANDS, INC. (formerly known as THE LIMITED, INC.), a Delaware corporation (the “Company”), THE BANK OF NEW YORK, a banking corporation organized and existing under the laws of the State of New York, as resigning trustee (the “Trustee” or “Resigning Trustee”) and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as successor trustee (the “Trustee” or “Successor Trustee”).

     Capitalized terms used herein and not otherwise defined herein have the meanings assigned to those terms in the Indenture unless otherwise indicated.

R E C I T A L S

     WHEREAS, the Company executed and delivered an indenture dated as of March 15, 1988 (the “Indenture”) between the Company and the Resigning Trustee;

     WHEREAS, Section 1301(d) of the Indenture provides that the Company and the Trustee may enter into one or more indentures supplemental to the Indenture, without consent of the Holders, to make any provision in regard to matters arising under the Indenture which the Board of Directors may deem necessary or desirable and which shall not materially adversely affect the interests of the Holders of the Debt Securities;

     WHEREAS, the Company and the Successor Trustee wish to enter into this Supplemental Indenture to make additions that clarify and expand the terms of Debt Securities that the Company may issue under the Indenture;

     WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

     WHEREAS, the Resigning Trustee hereby resigns and the Successor Trustee hereby accepts appointment as Successor Trustee.

     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

AMENDMENTS TO CERTAIN PROVISIONS OF INDENTURE

     Section 1.01. Amendment of Section 301(9) of the Indenture. Section 301(9) of the Indenture is hereby amended by restating said section in its entirety as follows:

     (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable and whether any such denominations may change at any time while such Debt Securities are outstanding, or upon registration or transfer of, or in exchange for, or in lieu of, other Debt Securities of the series pursuant to Sections 304, 305, 306, 406 or 1305;

     Section 1.02. Addition of a new Section 301(17) of the Indenture. A new Section 301(17) will be added as follows:

     (17) whether the Debt Securities of the series shall be convertible or exchangeable into shares of common stock of the Company, or any of its other capital stock, or any capital stock of any other issuer, cash, or any other property, or any combination of the foregoing;

     Section 1.03. Amendment of the existing Section 301(17) of the Indenture. The existing Section 301(17) will now become Section 301(18).

ARTICLE 2

MISCELLANEOUS

     Section 2.01. Effect Of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Successor Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Debt Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

     Section 2.02 Indenture Remains in Full Force and Effect. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

     Section 2.03. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

     Section 2.04. Confirmation of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

     Section 2.05. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

     Section 2.06. Separability. In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 2.07 Successors and Assigns. All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

     Section 2.08. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

     Section 2.09. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.

     Section 2.10. Counterparts. This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

LIMITED BRANDS, INC. (f/k/a THE LIMITED, INC.)

By:	/s/ Timothy J. Faber

	Name:	Timothy J. Faber
	Title:	Vice President, Treasury/M&A

THE BANK OF NEW YORK, as Resigning Trustee

By:	/s/ Van K. Brown

	Name:	Van K. Brown
	Title:	Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Successor Trustee

By:	/s/ Roxane Ellwanger

	Name:	Roxane Ellwanger
	Title:	Assistant Vice President